Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
November 19, 2025

Farmers and Merchants Bancshares, Inc.	Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President & CEO
Hampstead, Maryland 21074	(410) 374-1510, Ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $0.34 PER SHARE

HAMPSTEAD, MARYLAND (November 19, 2025) – On November 17, 2025, the Board of Directors of Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), declared a cash dividend on the common stock of $0.34 per share, which will be paid on December 15, 2025 to stockholders of record on December 5, 2025.

Please visit the investor relations section of our website, www.fmb1919.bank. It includes press releases, financial information, stock information, peer analysis, and information about the Company’s officers and directors.

About Farmers and Merchants Bancshares, Inc.

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTCID Basic Market under the symbol “FMFG”.